CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 1999, except as to Note 3, which is as of April 29, 1999, relating to the financial statements and financial statement schedule, which appears in The Right Start, Inc.'s Annual Report on Form 10-K for the year ended January 30, 1999.


/s/ Pricewaterhouse Coopers LLP

PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
May 13, 1999